EXHIBIT 99.1

Edgewater Reports Fourth Quarter and Full Year 2013 Results

Achieves Record Fourth Quarter and Full Year Service Revenue

WAKEFIELD, Mass., Feb. 26, 2014 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (Nasdaq:EDGW), a leading consulting firm that brings a blend of classic and product-based consulting services to its clients, reported financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Highlights

  Service revenue increased 12% to $21.9 million;
  Adjusted EBITDA increased 97% to $2.7 million;
  Increased cash and cash equivalents to $20.3 million, compared to $16.7 million in the fourth quarter of 2012; and
  Successfully completed Microsoft Process Industries 2 ("PI2") development and training services.

Fourth Quarter 2013 Financial Results vs. Same Year-Ago Quarter

  Total revenue was $26.8 million compared to $24.2 million;
  Service revenue was $21.9 million compared to $19.5 million;
  Gross profit was $10.7 million, or 40.1% of total revenue, compared to $8.4 million, or 34.8% of total revenue;
  Gross profit margin related to service revenue was 41.2% compared to 36.0%;
  Utilization was 73.7% compared to 67.7%;
  Net income was $32.4 million, or $2.55 per diluted share, compared to net income of $345,000, or $0.03 per diluted share. The reported net income for the fourth quarter of 2013 included a $30.4 million tax benefit in connection with the reversal of a majority of the Company's valuation allowance against the carrying value of its gross deferred tax assets;
  Adjusted EBITDA (a non-GAAP measure) was $2.7 million, or 10.1% of total revenue and $0.21 per diluted share (see "Non-GAAP Financial Measures" below for further discussion of this non-GAAP term), compared to adjusted EBITDA of $1.4 million, or 5.7% of total revenue and $0.12 per diluted share; and
  Cash flow provided by operating activities was $2.4 million compared to cash flow provided by operating activities of $3.9 million.

Full Year 2013 Highlights

  Adjusted EBITDA increased 39% to $7.9 million;
  Secured first time engagements with 92 new customers;
  Repurchased 365,000 shares of common stock at an aggregate purchase price of $1.5 million, or $4.14 per share;
  Secured a $10.0 million credit facility to fund strategic growth initiatives; and
  Acquired a Microsoft Dynamics-based Trade Promotion Management software asset and intellectual property.

Full Year 2013 Financial Results vs. Same Year-Ago Period

  Total revenue was $103.6 million compared to $100.9 million;
  Service revenue was $84.6 million compared to $83.1 million;
  Gross profit was $37.6 million, or 36.3% of total revenue, compared to $35.3 million, or 35.0% of total revenue;
  Gross profit margin related to service revenue was 37.7% compared to 37.9%;
  Utilization was 72.4% compared to 71.5%;
  Net income was $34.7 million, or $2.88 per diluted share, compared to net income of $1.4 million, or $0.13 per diluted share. The reported net income for full year 2013 included a $30.4 million tax benefit in connection with the reversal of a majority of the Company's valuation allowance against the carrying value of its gross deferred tax assets;
  Adjusted EBITDA (a non-GAAP measure) was $7.9 million, or 7.6% of total revenue and $0.65 per diluted share (see "Non-GAAP Financial Measures" below for further discussion of this non-GAAP term), compared to adjusted EBITDA of $5.7 million, or 5.6% of total revenue and $0.49 per diluted share; and
  Cash flow provided by operating activities was $4.7 million compared to cash flow provided by operating activities of $8.8 million.

Management Commentary

"During the fourth quarter of 2013, our profitability was in part fueled by an improvement in billable consultant utilization and software sales," said Shirley Singleton, Edgewater's chairman, president and CEO. "We continued to experience organic revenue growth while keeping our expenses in-line and generated leverage by combining our consulting services with the development and monetization of intellectual property. Further, we were encouraged by the robust sales activity and closings we experienced across each of our service offering channels during the quarter.

"Our Microsoft Dynamics AX ERP offering was particularly strong during the fourth quarter and helped secure many of the large-scale engagements we closed in late December. As we have stated, we will continue to expand our expertise in the Microsoft channel by using vertically focused intellectual property that can serve as a branded sales differentiator and delivery accelerant.

"Given the strength of our fourth quarter signings, we anticipate that service revenue in the first quarter of 2014 will be up sequentially and will experience high single-digit growth compared to the first quarter of 2013."

Income Tax Benefit

The Company has deferred tax assets that have arisen as a result of timing differences (primarily generated in connection with historical goodwill and intangible asset impairment charges), net operating loss carryforwards and tax credits. Since 2010, the Company has provided a full valuation allowance against its deferred tax assets, reducing the carrying value of these assets on its balance sheet to zero.

Edgewater is required to continually evaluate the need for a valuation allowance and has determined it is more likely than not that in the future the Company will generate sufficient pre-tax income to utilize substantially all of its deferred tax assets. An important factor in the assessment was that during 2013, the Company moved into a three-year cumulative pre-tax profit position. Therefore, as required by the applicable accounting rules, the Company reduced the previously established valuation allowance, which has resulted in a non-cash income tax benefit during the fourth quarter of $30.4 million.

Conference Call and Webcast Information

Edgewater has scheduled a conference call today (Wednesday, February 26, 2014) at 10:00 a.m. Eastern time to discuss its fourth quarter and full year 2013 results.

Date: Wednesday, February 26, 2014

Time: 10:00 a.m. Eastern Time

Dial-in number: 1-877-713-9347

Webcast: http://ir.edgewater.com/

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the conference call can be accessed via Edgewater's investor relations web site at http://ir.edgewater.com/ or by dialing 1-855-859-2056 (Conference ID#: 35316343) after 1:00 p.m. Eastern time through March 12, 2014.

About Edgewater

Edgewater Technology, Inc. (Nasdaq:EDGW) is a strategic consulting firm delivering a blend of classic and product-based consulting services. Edgewater addresses the market both vertically by industry and horizontally by product and technology specialty, providing its client base with a wide range of business and technology solutions. As one of the largest IT consulting firms based in New England, the company works with clients to reduce costs, improve processes and increase revenue through the judicious use of technology. Edgewater's brand names include Edgewater Technology, Edgewater Ranzal and Edgewater Fullscope. To learn more, please visit www.edgewater.com.

Forward-Looking Statements

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our expected first quarter 2014 service revenue, development and monetization of intellectual property, sales of our Dynamics AX ERP service offering, our ability to expand our expertise in the Microsoft channel by using vertically focused intellectual property that can serve as a branded sales differentiator and delivery accelerant, improvements in sales pipeline activity and the conversion of our sales pipeline to signed contracts. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) failure to obtain new customers or retain significant existing customers; (2) the loss of one or more key executives and/or employees; (3) changes in industry trends, such as a decline in the demand for Enterprise Resource Planning and Enterprise Performance Management solutions, custom development and system integration services and/or declines in industry-wide information technology spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (4) inability to execute upon growth objectives, including new services and growth in entities acquired by our Company; (5) adverse developments and volatility involving geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in the matters identified under "Critical Accounting Policies" in our 2012 Annual Report on Form 10-K; (7) delays in, or the failure of, our sales pipeline being converted to billable work and recorded as revenue; (8) termination by clients of their contracts with us or inability or unwillingness of clients to pay for our services, which may impact our accounting assumptions; (9) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; (10) failure to expand outsourcing services to generate additional revenue; (11) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; (12) the failure of the marketplace to embrace advisory and product-based consulting services; (13) changes in our utilization levels; and/or (14) failure to make a successful claim against the Fullscope escrow account. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under "Part I - Item IA. Risk Factors" in our 2012 Annual Report on Form 10-K filed with the SEC on March 8, 2013. These factors may cause our actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. Except as required by law, we undertake no obligation to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.

EDGEWATER TECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$ 20,321	$ 16,651
Accounts receivable, net	19,842	18,281
Deferred tax assets, net	1,175	6
Prepaid expenses and other current assets	936	1,412
Total current assets	42,274	36,350
Property and equipment, net	1,437	1,949
Goodwill and intangible assets, net	13,005	13,243
Deferred tax assets, net	29,097	--
Other assets	254	247
Total Assets	$ 86,067	$ 51,789

Liabilities and Stockholders' Equity
Accounts payable	$ 680	$ 593
Accrued liabilities	14,326	14,280
Deferred revenue	1,715	2,969
Total current liabilities	16,721	17,842
Other long-term liabilities	760	1,272
Total liabilities	17,481	19,114
Stockholders' Equity	68,586	32,675
Total Liabilities and Stockholders' Equity	$ 86,067	$ 51,789

Shares Outstanding	11,049	10,897

EDGEWATER TECHNOLOGY, INC.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue:
Service revenue	$ 21,932	$ 19,522	$ 84,616	$ 83,137
Software	3,019	3,152	11,587	10,190
Reimbursable expenses	1,830	1,574	7,353	7,554
Total revenue	26,781	24,248	103,556	100,881

Cost of revenue:
Project and personnel costs	12,904	12,487	52,741	51,594
Software costs	1,313	1,745	5,890	6,454
Reimbursable expenses	1,830	1,574	7,353	7,554
Total cost of revenue	16,047	15,806	65,984	65,602
Gross profit	10,734	8,442	37,572	35,279

Selling, general and administrative	8,393	7,545	31,518	31,202
Embezzlement costs	12	17	118	592
Changes in fair value of contingent consideration	--	--	--	(231)
Depreciation and amortization	300	459	1,225	1,801
Operating income	2,029	421	4,711	1,915

Other expense, net	--	57	92	67
Income before income taxes	2,029	364	4,619	1,848

Tax (benefit) provision	(30,382)	19	(30,089)	401
Net income	$ 32,411	$ 345	$ 34,708	$ 1,447

BASIC EARNINGS PER SHARE:
Basic earnings per share	$ 2.99	$ 0.03	$ 3.21	$ 0.13
Weighted average shares outstanding – Basic	10,855	10,947	10,813	11,180

DILUTED EARNINGS PER SHARE:
Diluted earnings per share	$ 2.55	$ 0.03	$ 2.88	$ 0.13
Weighted average shares outstanding – Diluted	12,723	11,358	12,031	11,589

EDGEWATER TECHNOLOGY, INC.
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash flow provided by (used in):
Operating activities	$ 2,414	$ 3,922	$ 4,733	$ 8,836
Investing activities	(38)	(64)	(807)	(592)
Financing activities	454	(186)	(266)	(1,932)
Effect of exchange rates on cash	4	5	10	6
Net increase in cash and cash equivalents	$ 2,834	$ 3,677	$ 3,670	$ 6,318

Non-GAAP Financial Measures

Edgewater reports its financial results in accordance with generally accepted accounting principles ("GAAP"). Management believes, however, that certain non-GAAP financial measures used in managing the Company's business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein and certain of the information presented by the Company from time to time may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented herein a reconciliation of these measures to the most directly comparable GAAP financial measure. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies. As noted below, the foregoing measures have limitations and do not serve as a substitute and should not be construed as a substitute for GAAP performance, but provide supplemental information concerning our performance that our investors and we find useful.

Edgewater views Adjusted EBITDA, Adjusted EBITDA per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue as important indicators of performance, consistent with the manner in which management measures and forecasts the Company's performance. We believe Adjusted EBITDA measures are important performance metrics because they facilitate the analysis of our results, exclusive of certain non-cash items, including items which do not directly correlate to our business operations.

The non-GAAP adjustments, and the basis for excluding them, are outlined below:

Income tax provision. The exit of our former significant unrelated operations in 2000 and 2001 created significant net operating loss carry-forwards and deferred tax assets, and the tax provisions that we take under GAAP, for which there is no corresponding federal tax payment obligation for us, and the adjustments that we make to our deferred tax asset, based on the prospects and anticipated future profitability of our ongoing operations, can be significant and can obscure, either significantly, or in part, period-to-period changes in our core operating results.

Depreciation and amortization. We incur expense associated with the amortization of intangible assets that is primarily related to the various acquisitions we have completed. We believe that eliminating this expense from our non-GAAP financial measures is useful to investors because the amortization of intangible assets can be inconsistent in amount and frequency, and is significantly impacted by the timing and magnitude of the individual acquisition transactions, which also vary substantially in frequency from period-to-period.

Stock-based compensation expense. We incur stock-based compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation – Stock Compensation." We exclude this non-cash expense as we do not believe it is reflective of business performance. The nature of stock-based compensation expense also makes it very difficult to estimate prospectively, since the expense will vary with changes in the stock price and market conditions at the time of new grants, varying valuation methodologies, subjective assumptions and different award types, making the comparison of current results with forward-looking guidance potentially difficult for investors to interpret. Edgewater believes that non-GAAP financial measures of profitability, which exclude stock-based compensation, are widely used by analysts and investors.

Adjustments to contingent consideration earned, at fair value. We are required to remeasure the fair value of our contingent consideration liability related to acquisitions each reporting period until the contingency is settled. Any changes in fair value are recognized as a current period operating expense. The Company believes that excluding these adjustments from its non-GAAP financial measures is useful to investors because they are related to acquisition events and make it difficult to evaluate core operating results.

Direct acquisition costs. We incur direct transaction costs related to acquisitions which are expensed in our GAAP financial statements. Our non-GAAP financial measures exclude the effects of direct acquisition-related costs as we believe these transaction-specific expenses are inconsistent in amount and frequency and make it difficult to make period-to-period comparisons of our core operating results.

Fullscope embezzlement costs. During the second quarter of 2010, we discovered embezzlement activities within Fullscope, Inc. The Company, since the discovery, has incurred non-routine professional services-related expenses addressing the embezzlement issue. Our non-GAAP financial measures exclude the effects of the embezzlement-related expenses as we believe excluding these costs from our non-GAAP financial measures is useful to investors because these expenses are not directly associated with the Company's operations and are inconsistent in amount and frequency, causing difficulties in comparisons of our core operating results.

Lease abandonment charge. During 2011, we recorded a non-cash charge of $2.2 million in connection with the abandonment of certain excess office space at our corporate headquarters. Our non-GAAP financial measures exclude expense associated with the lease abandonment charge as we believe such expense is associated with a non-routine charge, causing difficulties in comparisons of our core operating results.

Interest and other (income) expense, net. We record periodic interest and other (income) and expense amounts in connection with our cash and cash equivalents, capital lease obligations and (gains) and losses on foreign currency transactions. Our non-GAAP financial measures exclude (income) expense associated with these items as we believe such (income) expense is inconsistent in amount and frequency and makes it difficult to make period-to-period comparisons of our core operating results.

We believe that Adjusted EBITDA metrics provide qualitative insight into our current performance; we use these measures to evaluate our results, the performance of our management team and our management's entitlement to incentive compensation; and we believe that making this information available to investors enables them to view our performance the way that we view our performance and thereby gain a meaningful understanding of our core operating results, in general, and from period to period.

EDGEWATER TECHNOLOGY, INC.
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA
(In Thousands, except per share amounts)
(Unaudited)

	For The Three Months Ended December 31,		For The Twelve Months Ended December 31,
	2013	2012	2013	2012

Reported GAAP net income	$ 32,411	$ 345	$ 34,708	$ 1,447
Add: Income tax (benefit) provision	(30,383)	19	(30,089)	401
Add: Depreciation and amortization	370	520	1,553	1,957
Add: Stock-based compensation expense	295	415	1,469	1,419
Add: Adjustments to contingent consideration earned, at fair value	--	--	--	(231)
Add: Fullscope embezzlement costs	12	17	118	592
Less: Other expense, net	--	57	92	67
Adjusted EBITDA[1]	$ 2,705	$ 1,373	$ 7,851	$ 5,652
Adjusted EBITDA per diluted share[1]	$ 0.21	$ 0.12	$ 0.65	$ 0.49
Diluted shares outstanding	12,723	11,358	12,031	11,589

Adjusted EBITDA as a % of total revenue[1]	10.1%	5.7%	7.6%	5.6%
Total revenue	$ 26,781	$ 24,248	$ 103,556	$ 100,881

1 - Adjusted EBITDA, Adjusted EBITDA Per Diluted Share and Adjusted EBITDA as a Percentage of Total Revenue are Non-GAAP performance measures and are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, GAAP Net Income and Diluted Earnings Per Share. Adjusted EBITDA and Adjusted EBITDA per Diluted Share measures presented may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA is defined as net income less interest and other (income) expense, net, plus taxes, depreciation and amortization, stock-based compensation expense, adjustments to contingent consideration earned, goodwill and intangible asset impairment charges, direct acquisition costs, costs associated with the Fullscope embezzlement issue and the lease abandonment charge. Adjusted EBITDA per Diluted Share is defined as Adjusted EBITDA divided by the diluted common shares outstanding used in Diluted Earnings per Share calculations, while Adjusted EBITDA as a % of Total Revenue is defined as Adjusted EBITDA divided by Total Revenue.
CONTACT: Company Contact:
         Timothy R. Oakes
         Chief Financial Officer
         1-781-246-3343

         Investor Relations:
         Liolios Group, Inc.
         Cody Slach or Greg Falesnik
         1-949-574-3860
         EDGW@liolios.com